EXHIBIT 11.     STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

City National Bancshares Corporation

Computation of Earnings Per Common Share on a
Basic &  Diluted Basis

In thousands, except per share data
                                       Nine Months Ended     Three Months Ended
                                          September 30,         September 30,
                                         1998       1997       1998       1997
Net income ........................   $    365   $    760   $    168   $    255

Dividends paid on preferred stock .         82         44       --         --

Net income applicable to basic
 common shares ....................        283        716        168        255

Interest expense on convertible
  subordinated debentures, net of
  income tax ......................          9          9          3          3
                                      ------------------------------------------

Net income applicable to
  diluted shares ..................   $    292   $    725   $    171   $    258
                                     ===========================================

Number of average common shares:
Basic .............................    114,252    114,141    114,471    114,141
                                     ===========================================

Diluted:
  Average common shares outstanding    114,252    114,141    114,471    114,141
  Average convertible subordinated
    debentures convertible to
    common shares .................     13,850     13,850     13,850     13,850
                                     -------------------------------------------
                                       128,102    127,991    128,321    127,991
                                     ===========================================

Net income per common share
    Basic .........................  $   2.48   $   6.27   $   1.47   $    2.23
    Diluted .......................      2.28       5.66       1.33        2.02